Exhibit 21

Subsidiaries of the Registrant

Chico’s Retail Services, Inc., a Florida corporation

Chico’s Distribution Services, LLC, a Georgia limited liability company

Pazo, Inc., a Florida corporation

Soma by Chico’s, LLC, a Florida limited liability company

White House | Black Market, Inc., a Florida corporation